Exhibit 10.1

FOMO CORP (OTC: FOMC)

BOARD OF DIRECTORS

and

SHAREHOLDER CONFERENCE

Meeting Minutes Transcript

Conference Date: Wednesday, July 16, 2021 @ 1:00 PM ET

Location: Zoom

DISCLAIMER:

THE FOLLOWING IS THE OUTPUT OF TRANSCRIBING FROM AN AUDIO RECORDING. ALTHOUGH THE TRANSCRIPTION IS LARGELY ACCURATE, IN SOME CASES IT IS INCOMPLETE OR INACCURATE DUE TO INAUDIBLE PASSAGES OR TRANSCRIPTION ERRORS. IT IS POSTED AS AN AID TO UNDERSTANDING THE PROCEEDINGS AT THE MEETING. MANY FACTORS CAN CONTRIBUTE OR ADVERSELY IMPACT THE QUALITY OF THIS TRANSCRIPTION. THIS TRANSCRIPTION SHOULD NOT BE TREATED AS AN AUTHORITATIVE RECORD. INSTEAD, THIS TRANSCRIPT SHOULD BE USED AS A REFERENCE. THI TRANSCRIPT SHOULD BE READ BY REFERING TO THE FOMO CORP BUSINESS INCUBATION & ACCELERATION, SHAREHOLDER MEETING DECK DATED JULY 16, 2021, AND FILED WITH THE SECURITIES AND EXCHANGE CORPORATION (SEC) IN THE FORM OF 8-K ON JULY 16, 2021.

CORPORATE:

FOMO CORP.

Energy Intelligence Center, LLC. (EIC) [FOMO Subsidiary]

IAQ Technologies, LLC. (p/k/a Purge Virus, LLC.) (IAQ Tech) [FOMO Subsidiary]

KANAB CORP. (Kanab Club) [FOMO Subsidiary]

PARTICIPANTS:

Vikram Grover, President & CEO, FOMO CORP.

Charlie Szoradi, LEED AP, CTO EIC and IAQ Tech.

Mary Kirk, VP of Operations and Controller, EIC and IAQ Tech.

John Conklin, Chief Executive Operating Officer, EIC and IAQ Tech

Dilip Limaye, Owner, Online Energy Manager, LLC

Speaker 1 (00:01):

[inaudible 00:00:01].

Vik Grover (00:06):

Hey, good afternoon. This is Vik Grover, President and CEO of FOMO CORP. I’m calling to order our annual shareholders meeting. [inaudible 00:00:16] accompanied by some of our advisory board members and employees. [inaudible 00:00:21] Dilip Limaye of Online Energy Manager LLC. Across the table from me are John Conklin, our Chief Executive Operating Officer of our subsidiaries, [inaudible 00:00:33] Center and Purge Virus. Mary Kirk, who runs finance for those businesses and Charlie Szoradi, our CTO and founder. All right. So the meeting is officially called to order.

Vik Grover (00:46):

Our first order of business is to appoint members to our board of directors. In no certain order, we will be appointing, subject to their acceptance of mutually agreeable directors and officers insurance to be provided by the company. We will be appointing Charlie Szoradi, John Conklin, Dilip Limaye and Shamira Jaffer to the board of directors who will come [inaudible 00:01:18] as chairman of the board.

Vik Grover (01:20):

The vote for these directors is the same, so I’m not going to read it five times, or four times rather. They have a total common shares of 5,852,611,492, preferred A votes of 287,500,000, preferred B votes potentially of 5,143,315,000, and preferred C share votes of 100 billion. There were a total potential votes available for these corporate actions of 111,283,426,492. A total of 102,088,815,000 votes were cast in favor of these four appointments. All these motions have passed have been approved by the [inaudible 00:02:21].

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Vik Grover (02:20):

That was our primary corporate action for this meeting. And now, we’d like to give an update to shareholders based on our progress at [inaudible 00:02:35]. This slide share has been filed under Form 8-K with the SEC on or around 11:30 Eastern [inaudible 00:02:44] 2021. First, I’d like to read the [inaudible 00:02:53] statement. All the information presented herein with respect to the existing and future business and historical operating results of FOMO CORP, and [inaudible 00:03:04] as to future operations including the possible acquisition of companies that are subject to the letters of intent, based on materials prepared by the company’s management and involves significant subjective judgment and analysis which may or may not be correct.

Vik Grover (03:19):

Information provided herein is believed to be accurate and reliable. The company makes no representations or warranties, expressed or implied, as to the accuracy or completeness [inaudible 00:03:28]. Nothing contained herein is or should be relied upon as a promise or representation as to the future, particularly with respect to the possible acquisition of companies that are subject to the letters of intent, which are subject to our due diligence and a definitive signed agreement between the responsible parties, of which there are no assurances will be successful. No information in this presentation should be construed as any indication whatsoever of the company’s future revenues, operating results, [inaudible 00:03:57] stock price.

Vik Grover (04:02):

Moving to slide three, there’s a brief table of contents. We’ll talk about the background of the company, our structures, some of our operations and the improvements we’ve made to our processes, sales projections, M&A, fundraising, and capital structure. [inaudible 00:04:20].

Vik Grover (04:21):

Moving on to the overview, this is something that most of our investors probably know, but we’re going to go through the [inaudible 00:04:28] background nonetheless. FOMO CORP is a successor to a blank check IPO that was formed in February of 1990. The company at that time was called [K7 00:04:37]. And it’s relevant because special purpose acquisition company stocks have been all the rage of Wall Street in the last 12 to 18 months. So our company actually was one of the original SPACs. It was reorganized in 2014 with a reverse merger of a company called 2050 Motors that has an electric vehicle strategy that failed. The [inaudible 00:05:03] company went delinquent, brought in new management, including myself. We repositioned the company as a technology incubator over the last [inaudible 00:05:12], and we retired all default debt, civil litigation, acquired businesses and assets, including Purge Virus, in October of 2020, and Independence LED and Energy Intelligence Center subsequent [inaudible 00:05:29] at the spring of 2021. And we renamed the company FOMO CORP after a lengthy review with [inaudible 00:05:35].

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Vik Grover (05:35):

All of our acquisitions have been done in restricted preferred B shares, and this is an important point given a lot of misinformation that’s been distributed to our investors. This was not a reverse merger. We took the company over two years ago. We did not buy the shell, and we did not issue any free trading [inaudible 00:05:59] affiliates, insiders or third parties.

Vik Grover (06:05):

I’m going to hand the slide five, the next few slides off to John Conklin, who will give an overview of [inaudible 00:06:11] operations.

John Conklin (06:16):

Thank you, Vik. Okay. So regarding the structure of the subsidiaries, which are three, energy and ... I’m sorry, Energy Intelligence Center is one. The other is Independence LED and Purge Virus. Independence LED and Energy Intelligence Center has been pooled into one single operating company, which is now Energy Intelligence Center. So all the business, the assets, the cash flow for ILED and EIC will be channeled through the new Energy Intelligence Center. Purge Virus is structured as a company to provide, in broad focus, healthy buildings by providing air treatment and pathogen disinfection. Company now is IAQ technologies, LLC. And so there will be a new logo change, but the function of the company as it was, Purge Virus, continues, but in a much broader capacity under the theme of healthy and efficient buildings. Go to the next slide.

Vik Grover (07:42):

[inaudible 00:07:42], they got screwed up [inaudible 00:07:48]. So [inaudible 00:07:54] kind of a practice run [inaudible 00:07:54].

John Conklin (07:55):

Okay. So what we’re going to talk about now is from the operations perspective. Since I have come on board, we’ve done a number of internal measures, which include operations and controls. And the theme of all of the Operations Control is on engineered solutions to energy efficient and healthy buildings. And our whole objective there is to broaden our partners, our strategic teams and companies that we work with to provide bankable energy solutions to companies, developers, and building owners. Our focus is on big picture objectives, which what we’ve done is we structured leadership, and we’ve done that by enhancing the individual’s responsibilities in key areas that bring them the strength.

John Conklin (08:47):

So Mary Kirk, who was introduced earlier, remains Vice President of Operations and Finance, integral to our team, Charlie and his knowledge and understanding of technology, energy efficiency, is at the CTO focusing on those technologies and innovations, and my focus is to work with Mary and Charlie while focusing on improving operations. And so basically, the two companies, again, Energy Intelligence Center and IAQ Technologies is been integrated for cross-functional operations of both companies. So both companies will be working with one another on a collaboration platform to share assets, and to be able to grow both companies as the two teams work together.

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John Conklin (09:41):

We’ve developed financial models for operations, product sales and marketing, and we’re building customer relationships based on the collaboration platform. So our business sales and marketing are all based on new communication channels, which we’ve been working on over the past month or so.

John Conklin (09:59):

We’ve established a new procurement powerhouse which allows us to build in an RFP process so that the sales representatives that are in the field collect information regarding a particular project, brings that into Mary, Charlie and I. Typically, Mary and I run point through the RFP process. We’ve got it structured in such a way that the sales rep is pulled in towards the end of the RFP review and submittal process to work on margins, and then we’re off to submittals.

John Conklin (10:32):

Basically, one important aspect of our focus on big picture objectives is strengthening relationships with internal and external shareholders. Obviously, the internal shareholders or stakeholders are us as a team and our sales representatives, and I’ll talk about the sales reps in a minute, and then the external stakeholders is everybody that we’re either working with on a project or contemplated project. And so all those relationships we want to strengthen as we build the business.

John Conklin (11:05):

We want to ensure that our value missions and plan for short long term goals align with the board of directors and the shareholders, and they build and improved new alliances with partnerships and other companies. And one of the important ways that we’re doing this is through enhancing employees communication. Next slide.

John Conklin (11:27):

Basically, our sales execution is expanded. We had six individuals on our sales platform just a couple of weeks ago, we’re now up to nine. We have sales representatives in the northeast United States, the North Midwest US in Florida. We’re also have coverage now in countries of North Africa, and the Gulf Cooperation Council, and those countries include Algeria, Egypt, Libya, Morocco, Sudan, Tunisia, and Western Sahara, along with Saudi Arabia, the UAE, Omen, Iran, Kuwait, and Qatar, and we’re expanding into new US and global markets as well. Our focus, again, on big picture objectives, we’re planning on hiring a new national director of sales, and expanding our sales regions so that the individuals in key areas will become regional directors and build a sales team below them, and this growth is reflected into the cash flow pro forma, which we’ll talk about in a little while.

John Conklin (12:33):

Of course, enhancing our procurement process is key to this growth. And so we can establish new and stronger value for future sales. And then the other element of what we’ve been working on for operations is we will soon see new and improved company websites for EIC and IAQ technologies, and we’ll give you an announcement on when those new websites are active. And our plan right now is to keep Purge Virus operating in parallel with the development of the new IAQ technologies as we build out that particular website. And then we’ll transition into parallel operations and then phase out of Purge Virus as we provide directly to IAQ technologies, and then IAQ technologies will be up and running on itself.

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John Conklin (13:21):

So that’s it for our operations which we’ve been working on in the past month and a half or so. And with that, I’ll turn it back to Vik for the next slide.

Vik Grover (13:37):

Okay. Well, actually, I’m going to hand it right back off to Charlie Szoradi who has a couple of slides about the [inaudible 00:13:44] marketplace opportunities. [inaudible 00:13:46]-

Charlie Szoradi (14:07):

Mute. There it goes.

Speaker 4 (14:09):

[inaudible 00:14:09].

Charlie Szoradi (14:10):

[inaudible 00:14:10]. So I’ll speak to the first slide, which is the marketplace opportunity for the indoor air quality. We had all hoped, in the United States and around the world, that COVID-19 last spring was going to come and go much more quickly than it has, but the variants and these mutations have really persisted. So this map, which has the southern smile all the way across to California, shows from the end of last month that we have real issues at hand now. And these red states are the ones that have the higher COVID-19 infection levels than the others, the orange is the ones that are increasing, the yellow is flat and the light blue is the decrease with only the darker blue as the strong decrease.

Charlie Szoradi (14:58):

What it means is we’re not out of the woods. And it turns out with this delta variant that it looks like it’s accounting now, according to the World Health Organization, for 58% of the US infections, and it looks like that it has been detected in more than 100 countries. So we now have a challenge for ongoing indoor air quality, not just to address COVID-19 and its variants, but also the growing concern that there is a need, at a systemic level, to have healthier indoor air, the way we have healthier indoor water. Like we expect the water to come out of the taps clean, we should expect the air to come out of the ducts in our HVAC systems that is clean.

Charlie Szoradi (15:41):

So it could be some of the lemonade that comes out of the COVID lemons is a new set of standards not only to address the Delta variant and the other variants that are threatening life and health and safety in the United States, but also ongoing, healthier buildings for respiratory diseases, the asthmas, the allergens that can be improved when it comes to reducing cost of health care in the United States.

Charlie Szoradi (16:11):

These states that are going to be a focus for us for Purge Virus and the new IAQ tech business start with California, move across to Arizona, which all of these red states, Texas, which has the largest increase now, Oklahoma, and then really across as we go from Arkansas into then Alabama, from the Florida tip all the way up through to Georgia, South Carolina, North Carolina, Virginia, and then also our neighboring state of Ohio, where we’re here in Pennsylvania, not quite out of the woods, but seeing a decrease. But we’re not just focused at a national level, on a blanket of business development. We are starting to look at more of a laser focus on where we can help, for example, the schools in the state of Alabama, where we can help do things in the areas that need the most disinfection the quickest. Okay, let’s go on to the next slide.

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Charlie Szoradi (17:16):

This is about the marketplace opportunities for energy efficiency, and what’s very interesting here is they’re basically two paths. So we can look at the private sector, and we can look at the public sector with the federal government here in the United States. The private sector includes now some momentum, and this is towards energy efficiency relative to costs for saving money, and also environmental stewardship. Certain businesses want to focus on saving the money, others may have governance. Could be a board resolution to reach a sustainability level, there could be penalties that come out of certain bureaus. Could be the Department of some energy and agriculture is trying to create efficiency on the public sector, but it could be the board resolution is deciding that they want to have a sustainability level because the mayor of New York is going to impose penalties for certain levels of consumption of kilowatt hours.

Charlie Szoradi (18:16):

Now, what this all means is we have to watch the climate, record breaking heat waves and the cyber-attacks on the fuel infrastructure. So here’s the latest statistics. 15 states across the country, Arizona, California, Colorado, Connecticut, Idaho, Maine, Massachusetts, Montana, Nevada, New Hampshire, Oregon, Rhode Island, Utah, Washington State and Wyoming have hit with record heat in these heat waves. And those exceptional heat waves have made June 2021 the hottest June on record, according to the US National Oceanic and Atmospheric Administration, NOAA. No joking around. So, science is there, the cyber-attacks that have impacted the fuel supply chain are real, the infrastructure is vulnerable, and some of these companies are focused on resiliency. And that resiliency is about not being beholden to what happens outside of their control. Meaning if the grid is shut down, and the fuel can’t come, then they can’t put their people to work, they can’t deliver their services and their products.

Charlie Szoradi (19:32):

So now climate change is real, and we are here to help with all kinds of technologies in our ecosystem that start with algorithmic software for HVAC, include the family of renewables with solar and other sources, and also include energy saving lighting in some of the core blocking and tackling that we’ve done for many years.

Charlie Szoradi (19:54):

Now, with the federal government, there’s also some incentives and these are initiative with the expected American infrastructure plan, and the American families plan. So the Biden administration has lead on this. We’re expecting lots of complexity in terms of how they’re going to navigate a bipartisan bill that’s going to get passed, but there is some confidence that momentum will carry the day. To give you an idea from the initial Biden plan for the infrastructure and utilities, [inaudible 00:20:25] component of it, the child care facilities in the United States were slated to receive 25 billion. Well, a portion of that includes upgrading the buildings, but also creating efficiencies while you’re upgrading the buildings. Public schools 100 billion, affordable housing 213 billion, community colleges 12 billion, federal buildings $10 billion to upgrade these buildings.

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Charlie Szoradi (20:53):

Well, under the census, the latest census, there were 3.4 billion square feet of federal real estate within the 87 billion square feet of non-residential across the United States. They haven’t changed all the lights. In many of these buildings, they have not done the easiest things. Within the Obama administration, there was a lot of focus on renewables. The LED lights were still very new and were much more expensive. Within the Trump administration, there wasn’t a big focus on lighting and some of the lower hanging fruit for efficiencies. And now, there’s a moment in time with this Biden and hopefully bipartisan money to really help improve these buildings. We’ve done work with the Durham Medical Center and veteran hospitals have slated 18 billion in funding for upgrading infrastructure. We also had one contract to do the work for Walter Reed National Military Medical Center, and I can tell you that the momentum is with us on the federal side. The electric and clean energy budget alone is 100 billion. These all add up to the numbers I’ve rattled off. $478 billion is potentially on the table for us to be able to help the federal government improve their infrastructure and reduce taxpayer costs.

Charlie Szoradi (22:15):

So the combination of the private sector momentum, with the heat wave and the awareness that like this is real, because when it’s hotter, the energy bills go up, which means saving every dollar has a higher return on their investment. And within that federal government, we’re going to see how it unfolds. But regardless of infrastructure, the lights need to be changed. And we can see with the Buy American Act, since we have the BAA compliance with our independence LED product line now rolled into the energy Intelligence Center, the way to give the yes answer when the contractors ask if the product that we make meets that compliance. It’s 50% or more domestic components, and it is substantial transformation of materials to meet that DAA compliance. We were one of the very first with independence to do it back in 2010 and ‘11, having moved manufacturing from Shenzhen, China here to southeastern Pennsylvania. And we have the 10 year warranty, one of the strongest leading warranties and the VAA compliance in the entire US market. So we’re looking forward to both private sector and public sector work for energy efficiency. I’ll turn it over to Vik again.

Vik Grover (23:35):

Thank you, Charlie. [inaudible 00:23:37] this sound here [inaudible 00:23:40]. I think I’ll handle this John. Maybe next time we’ll [inaudible 00:23:52] for it, but I’ve asked John Conklin and his team, including Mary, to prepare a budget. If you can see on slide 10, our [inaudible 00:24:01] is expecting relatively strong growth that will come out of this public company turnaround. We are now completing an integration and turnaround of our three businesses. And with access to capital, which we will talk about shortly, we are expecting a very strong growth off of our relatively low base for 2022, which is really I think, what people should look forward to. We’re modeling Energy Intelligence Center and IAQ technologies roughly 10 million our top line. At that level, the company will be [inaudible 00:24:40].

Vik Grover (24:40):

I’ve also asked the audience to look at the long term margin [inaudible 00:24:47] as any company should strive for at this early [inaudible 00:24:52] model, and the margins are very [inaudible 00:24:57] margins of roughly [inaudible 00:24:59]. Again, these numbers are really just for our existing businesses and [inaudible 00:25:07].

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Vik Grover (25:10):

On business development, we’ve got a lot going on. I listed a few here for you with our team’s input. John and I spent the day visiting a provider of robotic services. In the disinfection space, they have a new product, but they also have a strong operation with [inaudible 00:25:34] presence working with the giant in the corporate space, [inaudible 00:25:40]. But in this [inaudible 00:25:42] space, they’re a new entrant. So we’re in discussions with this provider [inaudible 00:25:47] in K12 education, manufacturing and other [inaudible 00:25:52].

Vik Grover (25:53):

And of course, we’re still talking to SmartGuard and some other partners. And so this is in process of development. [inaudible 00:26:04] quality, I don’t think I need to discuss that. Charlie just [inaudible 00:26:07] that very, very thoroughly. With Charlie’s background in independent [inaudible 00:26:15] lights and his relationship with [inaudible 00:26:18] for our board meeting, not board meeting, our shareholder meeting, we’re in discussions with the Agrarian Group for a joint venture or partnership type of arrangement [inaudible 00:26:30] for indoor farming. [inaudible 00:26:34] proposals have been circulated with some of the powers that be in the government.

Vik Grover (26:40):

And last but not least, we’re aggressively working in the energy efficiency as a service space. With Online Energy Manager LLC, which is owned by Dilip Limaye, who is on our board, and some of his sales channels partners are in direct discussion with John and his team.

Vik Grover (27:03):

On slide 12, mergers and acquisitions, I think for some of the investors, this is the elephant in the room. [inaudible 00:27:10] the slide, we are currently in definitive agreements to acquire or invest in three companies, LED [inaudible 00:27:21], Lux Solutions to be known as SmartGuard Energy. That definitive agreement was signed in April. It’s a combination of restricted B stock, cash and seller notes. We have submitted a relatively thorough due diligence request list which is being responded to, and we are in discussions with auditors and valuation experts on [inaudible 00:27:47] action.

Vik Grover (27:49):

A brief update. Could have made a whole slide on SmartGuard, but one of the major developments for SmartGuard is that one of their major markets, at least on the LED funding side, [inaudible 00:28:03] Puerto Rico, and that literally reopened from a lockdown on July 5th. They have a relatively large project, a series of projects with the government, and [inaudible 00:28:15]. So we’re getting close to game time in Puerto Rico for SmartGuard. So we have a lot of optimism there. And with regard to Lux Solutions, they continue to do business [inaudible 00:28:29] large, high profile customers in the hospitality space.

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Vik Grover (28:33):

Last but not least, we are analyzing and discussing to move forward on investment in some of our [inaudible 00:28:41] business to test the market in [inaudible 00:28:42] relationships. With the government and with some maintenance and janitorial [inaudible 00:28:48]. The next two targets are not under a letter of intent or a definitive agreement, but we are in discussions with their bankers, one I’m very excited ... Well, I’m excited about both, but I’m very excited about the second entity here, a multi-disciplinary organization [inaudible 00:29:05]. It’s a profitable company, relatively small by most buyers’ perspective, but for us, it’s large and it’s very strategic because they manage 150 million square feet of commercial real estate space, for various projects such as fire suppression systems, energy audits and [inaudible 00:29:26], and that gives us an obvious [inaudible 00:29:30] for existing companies [inaudible 00:29:32], not to mention the fact that it is nicely [inaudible 00:29:36], not a venture backed company. So we’re optimistic we’ll move forward.

Vik Grover (29:43):

Third company is a low voltage contracting firm involved in security services [inaudible 00:29:49] in the northeast. Again, one owner looking to sell, nicely profitable and it would add some low voltage installation capabilities, and also possibly is a model that we could cookie cutter to other [inaudible 00:30:03]. If I could close this slide by saying that we’re disappointed, we could not move forward on Ecolight and the HVAC transactions that were signed as letters of intent. Without adding any color, we just could not complete due diligence, but there were no material disagreements with [inaudible 00:30:25] parties, and we remain friendly in partnership terms with the companies. As a matter of fact, last night, I had the pleasure of having dinner with one of the owners, and we’re looking forward to a continued relationship.

Vik Grover (30:41):

Slide 13 on the fundraising, we filed an S-1 on June 22nd and it was declared effective yesterday morning, July 15th. It actually, technically was July 14th [inaudible 00:30:55]. But on around the morning of the 15th, it went effective. This registers two billion shares at a rate down as follows. 1.5 billion at 002 and 500 million warrants, if exercised, at 004. One investor is involved in the transaction. They have existing money and restricted securities with FOMO. They have a long term relationship with us, and this actually is a relationship originally introduced to me by a dear friend of mine and business associate from Wall Street.

Vik Grover (31:34):

This last part of this slide is really important. This company in its turnaround was suffocating under toxic financing, where the lenders converted at their will and literally drove the stock down. [inaudible 00:31:49] allows us to control the funding, and we can put stock to the fund by contract [inaudible 00:31:56] registered. We do not have to sell all these shares, although our goal is to finance the company and [inaudible 00:32:02] growth, but they cannot force us to sell to them. So it’s a game changer in terms of the funding capabilities of this company. I can also tell you that this morning, I spent an hour on the phone with a very large family office with just under a billion under management that has invested in companies in this space, and they are very interested in supporting some or all of our transactions that we just discussed.

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Vik Grover (32:33):

Slide 14, we financed these acquisitions and some of the services that we’ve obtained through restricted Series B convertible stock. So unlike a lot of these reverse mergers that you may see, [inaudible 00:32:49] again, we were not a reverse merger. We have not diluted the shareholders by billions of shares handing them out like mad men. It’s been a very controlled process. All of the stock is effectively locked up. [inaudible 00:33:01] first time that we hope to move up to the NASDAQ next year, and we would expect [inaudible 00:33:07]. But to put the pen to paper, you can see our fully diluted shares are roughly 12 and a half billion. That’s our market cap, give or take where the stocks trading of about $12.5 billion. I would point out on this slide, I did not include the warrants and options as part of that 12.5 billion number because the stock is below where most of those options exercise.

Vik Grover (33:32):

On slide 15 is something that probably a lot of the investors are scratching their head about or they’re not even aware of it. We were approached by lenders that also approached us for this vehicle, and they asked us to see if we could save another public company. The new SEC rules for form 15 companies that require them to become, if not fully reporting with the SEC, at least alternative reporting [inaudible 00:34:05] or they will be effectively delisted. If not delisted, they will lose their [inaudible 00:34:12] quotations, which has the same outcome. It effectively [inaudible 00:34:16] the companies. So, the SEC is basically cleansing the market of non-reporting companies. I’m sure many people in this audience have seen companies that don’t report [inaudible 00:34:26] and you wonder how they still trade. Well, the SEC is finally getting rid of them.

Vik Grover (34:31):

We raised, literally in two weeks, we raised $125,000, got rid of two of the lenders, brought the company current with the Secretary of State of Nevada for three years of delinquency, paid the annual dues, settled with the transfer agent, settled with the filing agent, hired lawyers to win a lawsuit brought by a third party that wanted control. We amended the articles to increase the shares, changed the name of the company to reflect what I thought was a slick [inaudible 00:35:01] Himalaya Technologies instead of [inaudible 00:35:05] business name.

Vik Grover (35:08):

We also ran this whole process through FOMO CORP, and this is important because I’ve seen some misinformation on the street that somehow there is some kind of stock play here [inaudible 00:35:20] FOMO shareholders holding a bag of some sort. FOMO was issued 100 million [inaudible 00:35:27] shares for this cleanup. And so FOMO CORP can now call Himalayan technologies a majority owned subsidiary. We intend to file form 10 by the end of this month and become a fully SEC reporting company. That’s a lot of work to do in two weeks. It leverages as all of the cleanup that took two years at FOMO CORP. And so we will now certainly own a fully reporting SEC company, which we intend to use for similar incubation investments, but with more of a focus on the internet space. We have not completed the sale of the Kanab Club internet site through this vehicle. However, it’s under review, and I’ll probably have to retain an independent [inaudible 00:36:10] vetted by an independent party.

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 11 of 16

Vik Grover (36:17):

We’ve made offers to license or acquire companies in the sports betting market. A video application provider, think of a TikTok, that creates some short form videos and others. And probably the greatest opportunity here is to partner with a recently added Advisory Board Member Shamira Jaffer, who owns Signifi Solutions to filter CBD cannabis advertising and vending business [inaudible 00:36:50]. This is actually a transaction I worked on 10 years ago as a banker, and it was not ready for [inaudible 00:36:55]. Today, she’s doing substantial revenues with some of the largest internet retailers and real world retailers in the world. [inaudible 00:37:05] names begin with A, B and [inaudible 00:37:09] very large companies. So this is a potential explosive relationship. Although like FOMO, this public company has less than 80 million shares. So [inaudible 00:37:19] upside [inaudible 00:37:22].

Vik Grover (37:27):

All right. So in summary, FOMO CORP has completed a vast turnaround over the past few years. We’ve brought the company current. We got rid of the bankruptcy threat. We got rid of litigation. [inaudible 00:37:35] not easy, certainly not fun. This company has gone through a very lengthy FINRA review and now an SEC approval of a form S-1. So when you look at the stock price, I challenge you to find a fully reporting audited company that can claim this. We’ve completed some tuck in strategic acquisitions that were relatively early stage and needed some cleanup and operational excellence which we are providing. Now that we are raising capital, we can focus on incubating additional companies. Some of them we’ve already partnered with. In fact, we’re at one of them, those offices right now at Work [Merch 00:38:21]. So we can now start to focus on what we really want to do, which is grow companies, instead of putting out fires and cleaning up businesses.

Vik Grover (38:29):

Today, we announced the appointment of several professionals to the board of directors. We welcome them to help me take this to the next level and [inaudible 00:38:40] proper governance, which at the end, sets us up to uplist this stock if not by the end of this year, sometime in early 2022, probably to the NASDAQ, but at least to the OTCQB, which will give us greater transparency and liquidity with investors. And with that, our presentation is complete, and we’ll call for questions before we close [inaudible 00:39:06].

Speaker 6 (39:06):

[inaudible 00:39:06]. What is the [inaudible 00:39:06] HMLA? How [inaudible 00:39:19] other than the fact that [inaudible 00:39:21]. How does it affect [inaudible 00:39:28]?

Vik Grover (39:34):

Well, HMLA. Well, the obvious ownership will ascribe value. I don’t believe that the Kanab Club was getting any value whatsoever in FOMO. In fact, we didn’t even, quite frankly, have it on our website. We basically just ran it as a side project. This allows us to use stock to buy other companies or invest in other companies. It allows us to raise money in that vehicle for internet businesses. I don’t have to go to SmartGuard, for example, or even Charlie or John and say, “Hey. I want to dilute and raise 500 grand for the internet.” [inaudible 00:40:16] wanting $500,000 to invest in the Dilip’s energy business [inaudible 00:40:22].

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 12 of 16

Vik Grover (40:22):

So there was a mismatch between fighting for capital, that this ... It frees HMLA or the internet business to do what it wants. The second thing is it really doesn’t make sense to have a cannabis type of business involved in a company that’s pitching [inaudible 00:40:39]. There was no way to reconcile that. If it was an information portal for graphene battery technology or electric vehicles, maybe it could have stuck there. It didn’t make sense. That vehicle was opportunistic. The SEC is basically holding a gun to thousands of these companies and saying, “You’re dead.” And so lender said, “Hey, can you fix it?”

Vik Grover (41:04):

Kanab Club probably isn’t ready to be necessarily part of its own public company. It’s early. It’s the guts of a social network. Free is free, and we were given a vehicle that I saw a very easy path to get a [inaudible 00:41:16]. FOMO was a complete mess. It was a mess. There was a lot of problems with this company and we fixed [inaudible 00:41:26] at great [inaudible 00:41:27], great expense. This one’s easy. [inaudible 00:41:29] have a current in a couple of weeks, with almost no shares. I don’t know if I answered your question, but that’s [inaudible 00:41:38].

Speaker 7 (41:39):

[inaudible 00:41:39] backwards, how does it affect the stock price of FOMO? That’s what they’re asking me. And I like to go back to, “Yeah, it’s going to [inaudible 00:41:47], other than the fact that we’re at 100 million shares. I think that’s [inaudible 00:41:51] 50 and 50, 50 for your [inaudible 00:41:54] for [inaudible 00:41:56], or is it going to be-

Vik Grover (41:57):

Yeah, that’s it. Well, no, there could be more shares. If a valuation expert comes back and says, “Hey, in this market, can I Kanab Club’s worth $5 million,” well, then there’s going to be more considerations. I can’t make that decision because I’m the CEO of both. So we’ll have to hire somebody to do it.

Speaker 7 (42:13):

Correct.

Vik Grover (42:14):

But [inaudible 00:42:14] I think it’s worth more than [inaudible 00:42:19]. We’re going to find out. When it’s current, that’s one big step. That will change things. It’s a deregistered stock. To be honest, I’m actually scratching my head how it’s even free, but that’s for somebody else to [inaudible 00:42:34]. So I think when it gets current, we’ll see what it does. I can go to Shamira with this ecommerce advertising platform for her vending machines, and say, “Look. Here’s a pure vehicle for you to put your investment into, or to do cannabis vending machines,” not flower, I’m talking to gummy bears and whatnot. But it’s much easier to pitch a pure play cannabis, internet, omnichannel type of story than saying, “Hey, here’s Purge Virus and all this.” You got to understand that too. But if it gets current and the stock goes up big, it will have to reflect in [inaudible 00:43:18] at some point.

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 13 of 16

Vik Grover (43:23):

I just looked at FOMO at two tenths of [inaudible 00:43:24], but I didn’t see it getting any value at all for Kanab Club. In some respects, I have made the argument Kanab Club could support the whole market cap of the company if it’s done right. It needs real money. That’s a business that needs investment. Serious investments require customers and [inaudible 00:43:44] platform to do the iOS and Android apps. So we’ll see. The jury’s out. It was opportunistic. I haven’t done it yet. We haven’t done the sale of Kanab Club yet. So if we look at it, and it doesn’t make sense, then we won’t do it. We’ll [inaudible 00:44:02] something else. So [inaudible 00:44:07].

Speaker 8 (44:10):

How [inaudible 00:44:10] revenue?

Vik Grover (44:14):

Right now, there’s no revenue. Right now-

Speaker 8 (44:15):

What is the projection on how that’s going to happen?

Vik Grover (44:19):

Well, it’s your typical internet model. You need to get traffic and then put in the advertising and the monetization. Right now, what we wrote in it with the programmers [inaudible 00:44:31]. They took a little bit of it, and the rest, they basically out. So it’s been completely rewritten. So I don’t know if you’ve used it but it works flawlessly as a ... It’s basically a super messaging platform. It needs the guts of a messaging platform, and now we need to layer on to it ... It should be done today, as a matter of fact. They didn’t announce it, but we have paid for the development of an outreach referral engine. So when you sign up, they’ll give you, “Here’s 10 passes. Refer your buddies from Discord,” or whoever. And there’ll be a way to do that in the site. So that should help it go viral.

Vik Grover (45:11):

I wanted to do it so that you can just invite everybody you know on Twitter and Facebook and whatnot [inaudible 00:45:15] about it. People probably don’t want to invite all their friends to the [inaudible 00:45:19]. It’s just going to be [inaudible 00:45:21], and it will keep track of your successful referrals and you’ll still getting points, kind of like Delta miles in a away or something like that.

Vik Grover (45:34):

Ultimately, I’d like to have some kind of crypto token, which will be some kind of currency you can use. It may just be as simple as credits you can use on an ecommerce purchase on site, but it maybe other things. I haven’t decided yet. Now, obviously, we’ll do an ecommerce page. I don’t envision us selling our own branded stuff [inaudible 00:45:58], but yeah, I know, but we would certainly have an API for, let’s say, [Twelve 00:46:04] Davis. He’s an NFL player. He’s got a CBD business, and he wants to sell the [inaudible 00:46:08] on our site. Well, [inaudible 00:46:09] or some kind of ... This is going to require some legal review but is it certified that it doesn’t have 0.3% THC that is really, it’s not a drug, it’s just a [inaudible 00:46:25].

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 14 of 16

Vik Grover (46:24):

There are all the things we’re going to go through. It’s not going to be a cheap process. We’re going to get lawyers to look at this, and then you got to look state by state. I want to do a dating app. I think that these match.com type companies are literally .... I want to use my words very carefully because sometimes, [inaudible 00:46:46] on the internet. I think that there’s a price umbrella that is outrageous, and there’s a quality of their services and their introductions that they make to customers are about as low as you can get. There’s a lot of fraud, a lot of scams, a lot of fake profiles. I think they never delete accounts so that they have the facade of having tens of millions of people on their databases. I would argue probably a tiny percent are active. I think there’s even a chance that some of these people are [inaudible 00:47:18].

Vik Grover (47:18):

So I don’t see any reason why we can’t come out with an advertising driven dating site for some minimal annual fee, 99 cents a year [inaudible 00:47:31] so we can verify you’re real. But I think you get a lot of [inaudible 00:47:33]. So that could be a revenue driver. And you may, if you have a freemium internet property, might be able to upsell them to 999 a year or 99 cents a month so you don’t see ads. We have to look at all that.

Speaker 8 (47:49):

That’s the future. That’s [MLA 00:47:50], right?

Vik Grover (47:52):

Well, yeah, but also if we can convince Shamira to put in automated vending, then all bets are off, and it’s not just about [inaudible 00:47:59]. Now you have CBD advertising on automated retail machines, and I can’t name the mall operator, but it’s one of the largest premier mall operators in the United States that you [inaudible 00:48:12]. So this is all preliminary. I don’t want people to shout and say this is ... But these are things that we could not discuss while John and Charlie are fixing the [inaudible 00:48:26] or Dilip and his sales channel are pitching how has it been in New York City to let us manage the chiller plants that say, “Oh, by the way, we’ve got a cannabis site.” It just didn’t make sense.

Vik Grover (48:41):

Now, ultimately, if we’re successful, my definition of success is [inaudible 00:48:47], you get some kid, a 30-year-old or a 35-year-old whiz kid that wants to build it up [inaudible 00:48:57], and we don’t want to be funding it. Let it fund itself and it could be .... This was my vision of FOMO in the beginning was build companies up, spin them out, let them go. So this is our first test of it. It’s not the classic textbook spin out. It’s just again, it’s a vehicle. It’s [inaudible 00:49:19] to basically do [inaudible 00:49:19] public entity to do it.

Vik Grover (52:00):

I will say that SOS [inaudible 00:52:07] question because I know a lot of investors want to hear what’s going on with the quorum and whatnot, and I’m not in the trenches and [inaudible 00:52:14].

Charlie Szoradi (52:15):

After coming back from Alabama, so I was at that nurse conference, the Alabama Association of nurses-

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 15 of 16

Vik Grover (52:21):

[inaudible 00:52:21] your mic.

Charlie Szoradi (52:22):

Now, I’ve unmuted it. I came back from the Alabama Association of Nurses Conference, and I can tell you that the confusion in the marketplace slows down the adoption of the technology. So what happens with safely opening schools is they have the portal, which has been built out and the following conference was with the superintendents. So, then the follow-up became meeting with those superintendents, including one of the major counties, that has some of the largest footprint of the individual schools that has now asked for the comparison of the disinfection in the rooms with portable devices versus the breakdown of all the math in the ceiling, HVAC ductwork.

Charlie Szoradi (53:03):

So now the pushback is can we get quickly the size, the cubic feet per minute, of the HVAC units called air handling units? HVAC is complicated enough for true disinfection. You need to have the dosage set with time intensity and distance. So the ultraviolet lamps need to go into the air handling units, AAQs, and we take what is the tonnage. The typical average is about 400 CFM per ton. If they know the CFM, we have volume of air flow. That’s great. If they don’t, we can calculate it. But we need the size of the plenum. The plenum is what feeds the air to through trunk duct. Width, height, and the length along the direction of the airflow lets us determine the air velocity. Then we can determine the number of LED basically or ultraviolet through a ... It’s a Mercury based phosphorus system that can basically irradiate the pathogens, including COVID.

Charlie Szoradi (54:04):

So it’s not as easy as the entire industry has thought. You’re really accurately in what’s called single pass disinfection. Take care of pathogens. So interest was high. That’s great. Then it goes to the bureaucracy of what is the ESSER, right? The Emergency Elementary and Secondary School Emergency Relief funding, the ESSER funding. So it’s like in sales, this really interesting challenge. It’s creating demand for something that they didn’t more than a year ago want or even think about wanting, educating them into the choices between the ultraviolet, the photocatalytic oxidation, the bipolar ionization, narrowing the field of what is proven and makes the most sense, sizing it to their system, budgeting, demos, a long way of saying it’s taken longer than we thought to get the big money in from this ESSER fund, but it hasn’t gone away. So it’s not like it’s gone to other groups. It’s just now being mired in some of the bureaucracy of when it comes, and how quickly we can get, in some cases, proposals and samples into the hands. And I’ll let John carry that.

John Conklin (55:20):

So with that, schools are also looking to expand how pathogens are controlled in the space. And it used to be thought that air was the primary way to disinfect and that was going to take care of all the issues. Now on the recent standards, looking at more clean buildings, they’re realizing there’s also surfaces that has to be taken care of. So where air handlers or discrete units, either put on a wall or on a tabletop were thought to be the cure all to pathogen control, they now realize that’s taking care of the airspace, but what about the desks? What about what the children are going to touch? What about lockers? What about gymnasiums, gymnasium floors, wrestling mats? So these are all now coming into focus that it’s not any longer just about air. We have to look at the second dimension of disinfection, and we’re now bringing that into our portfolio to provide some options for disinfection treatment.

FOMO CORP (OTC: FOMC) Board Of Directors and Shareholder Conference Meeting Minutes Transcript	Wednesday, July 16, 2021 Page 16 of 16

John Conklin (56:21):

So where it was thought to be perfect to be air, now we realize it’s much bigger than that, and that also has impacted the process because schools are now saying, “Do we buy air and surface treatment? Do I need just surface treatment? Do I buy just air treatment?” And so now the superintendents are getting together with their staff to say, “What exactly are our needs?” And perhaps one room has a great fit for air, but then we look at gymnasiums or locker rooms and say it’s not just air, because now it’s surfaces and you’ve got students in those locker rooms changing and coming into contact with surfaces that really should also be cared for. So it’s adding a new dimension to things. Hopefully that helps. (silence).

Vik Grover (58:25):

Right. This is Vik Grover. We’re going to call this meeting to conclusion. Thank you very much for attending. We will post a transcript of this online when we get a completed. Thank you.